Exhibit 99

News Release	The Ryland Group, Inc.
www.ryland.com

FOR IMMEDIATE RELEASE	CONTACT:	Drew Mackintosh, Vice President

Investor Relations           (818) 223-7548

RYLAND REPORTS RESULTS FOR THE THIRD QUARTER OF 2009

CALABASAS, Calif. (October 28, 2009) – The Ryland Group, Inc. (NYSE: RYL), today announced results for its third quarter ended September 30, 2009.  Items of note included:

•                  Loss per share was $1.20 for the quarter ended September 30, 2009, including inventory and other valuation adjustments and write-offs of $39.1 million, or $0.89 per share, compared to a loss of $1.54 per share for the same period in 2008;

•                  Housing gross profit margins averaged 10.8 percent, excluding inventory and other valuation adjustments, for the quarter ended September 30, 2009, compared to 7.8 percent for the quarter ended June 30, 2009, and 11.8 percent for the quarter ended September 30, 2008.  Including inventory and other valuation adjustments, housing gross profit margins averaged negative 0.2 percent for the third quarter of 2009, compared to 0.8 percent for the same period in 2008;

•                  New orders in the third quarter of 2009 declined 1.1 percent to 1,270 units from 1,284 units in the third quarter of 2008, even though active communities declined 32.5 percent at the end of the current quarter to 197 communities from 292 communities at September 30, 2008;

•                  Closings totaled 1,323 units for the quarter ended September 30, 2009, reflecting a 34.4 percent decrease from the same period in the prior year;

•                  Consolidated revenues of $327.8 million for the quarter ended September 30, 2009, reflected a decrease of 39.7 percent from the quarter ended September 30, 2008;

•                  Cash, cash equivalents and marketable securities totaled $744.3 million as of September 30, 2009;

•                  Cash flows from operations totaled $40.7 million for the quarter ended September 30, 2009;

•                  Net debt-to-capital ratio was 17.1 percent at September 30, 2009 (net debt-to-capital ratio is calculated as debt, net of cash, cash equivalents and marketable securities, divided by the sum of debt and total stockholders’ equity, net of cash, cash equivalents and marketable securities); and

•                  Inventory of houses started and unsold decreased by 30.0 percent to 447 units at September 30, 2009, from 639 units at December 31, 2008.

-more-

RYLAND THIRD-QUARTER RESULTS

For the third quarter ended September 30, 2009, the Company reported a consolidated net loss of $52.5 million, or $1.20 per diluted share, compared to a loss of $65.7 million, or $1.54 per diluted share, for the same period in 2008.  The Company had pretax charges for inventory and other valuation adjustments, and write-offs that totaled $39.1 million, or $0.89 per share, during the third quarter ended September 30, 2009, compared to $64.8 million for the same period in 2008.

The homebuilding segments reported a pretax loss of $48.5 million during the third quarter of 2009, compared to a pretax loss of $72.4 million for the same period in 2008.  This reduction was primarily due to lower inventory valuation adjustments and write-offs, partially offset by declines in closings and home prices.

Homebuilding revenues decreased 40.0 percent to $315.8 million for the third quarter of 2009, compared to $526.2 million for the same period in 2008.  This decline was primarily attributable to fewer closings and lower sales prices.  Closings totaled 1,323 units for the third quarter ended September 30, 2009, compared to 2,017 units for the same period in the prior year, reflecting a 34.4 percent decrease.  For the quarter ended September 30, 2009, the average closing price of a home declined by 6.3 percent to $238,000 from $254,000 for the same period in 2008.  Homebuilding revenues for the third quarter of 2009 included $545,000 from land sales, which contributed net pretax losses of $42,000, compared to revenues of $13.9 million from land sales for the third quarter of 2008, which contributed net pretax losses of $7.2 million.

New orders of 1,270 units for the quarter ended September 30, 2009, represented a decrease of 1.1 percent, compared to new orders of 1,284 units for the same period in 2008.  The Company sold 2.0 homes per community in the third quarter ended September 30, 2009, versus 1.4 homes per community for the same period in 2008.  For the third quarter of 2009, new order dollars declined 7.7 percent to $300.3 million from $325.3 million for the third quarter of 2008.  Backlog at the end of the third quarter of 2009 decreased 2.1 percent to 2,429 units from 2,482 units at June 30, 2009, and declined 18.2 percent from 2,969 units at the end of the third quarter of 2008.  At September 30, 2009, the dollar value of the Company’s backlog was $592.7 million, reflecting a decrease of 2.5 percent from June 30, 2009, and a decline of 22.9 percent from September 30, 2008.

Housing gross profit margins averaged 10.8 percent, excluding inventory and other valuation adjustments, for the quarter ended September 30, 2009, compared to 7.8 percent for the quarter ended June 30, 2009, and 11.8 percent for the quarter ended September 30, 2008.  Including inventory and other valuation adjustments, housing gross profit margins averaged negative 0.2 percent for the third quarter of 2009, compared to 0.8 percent for the same period in 2008.  Selling, general and administrative expenses were 12.3 percent of revenue for the third quarter of 2009, compared to 11.6 percent of revenue for the same period in 2008.  This increase in the selling, general and administrative expense ratio was primarily attributable to a decline in revenues, partially offset by cost-saving initiatives and lower marketing and advertising expenditures per unit.  Selling, general and administrative expense dollars for the third quarter

-more-

RYLAND THIRD-QUARTER RESULTS

ended September 30, 2009, decreased $22.4 million from the same period in the prior year.  The homebuilding segments recorded $4.6 million of interest expense during the third quarter of 2009, while all interest incurred during the third quarter of 2008 was capitalized.

Corporate expense was $4.5 million for the third quarter of 2009, compared to $14.3 million for the same period in 2008.  This decrease was primarily due to a $1.9 million gain in the market value of retirement plan investments for the third quarter of 2009, compared to a $1.8 million loss for the same period in 2008, and to a lower executive compensation expense.

During the third quarter of 2009, the Company provided $40.7 million of cash from operations.  It used $1.5 million of cash for investing activities and $3.2 million of cash for financing activities.

For the three months ended September 30, 2009, the financial services segment reported pretax losses of $618,000, compared to pretax earnings of $6.0 million for the same period in 2008.  This decrease was attributable to higher loan indemnification expense and to a 31.8 percent decline in the number of mortgages originated due to homebuilding market trends, partially offset by increased net gains on mortgages, on a per-unit basis, primarily due to product mix and lower general and administrative expenses.

RESULTS FOR THE FIRST NINE MONTHS OF 2009

For the nine months ended September 30, 2009, the Company reported a consolidated net loss of $201.5 million, or $4.65 per diluted share, compared to a loss of $336.7 million, or $7.94 per diluted share, for the same period in 2008.  The Company recorded inventory and other valuation adjustments, joint venture impairments, and option deposit and feasibility write-offs that totaled $135.9 million, or $3.14 per share, during the nine months ended September 30, 2009, compared to $273.2 million for the same period in 2008.

The homebuilding segments reported a pretax loss of $190.3 million during the first nine months of 2009, compared to a pretax loss of $303.2 million for the same period in 2008.  This reduction was primarily due to lower inventory and other valuation adjustments and write-offs, partially offset by declines in closings and home prices.

Homebuilding revenues decreased 40.2 percent to $836.4 million for the first nine months of 2009, compared to $1.4 billion for the same period in 2008.  This decline was primarily attributable to fewer closings and lower sales prices.  Closings totaled 3,463 units for the nine months ended September 30, 2009, compared to 5,388 units for the same period in the prior year, reflecting a 35.7 percent decrease.  The average closing price of a home declined by 5.5 percent to $241,000 for the nine-month period ended September 30, 2009, from $255,000 for the same period in 2008.  Homebuilding revenues for the first nine months of 2009 included $958,000 from land sales, which contributed net pretax losses of $247,000, compared to revenues of $25.4 million from land sales for the first nine months of 2008, which contributed net pretax losses of $6.2 million.

-more-

RYLAND THIRD-QUARTER RESULTS

Housing gross profit margins averaged 8.4 percent, excluding inventory and other valuation adjustments and write-offs, for the nine months ended September 30, 2009, compared to 12.1 percent for the same period in 2008. This decrease was primarily due to price reductions that related to project closeouts and other home deliveries during the first nine months of 2009.  Including inventory and other valuation adjustments, housing gross profit margins averaged negative 7.3 percent for the first nine months of 2009, compared to negative 4.4 percent for the same period in 2008.  Selling, general and administrative expenses were 13.9 percent of revenue for the nine months ended September 30, 2009, compared to 13.6 percent of revenue for the same period in 2008.  This increase in the selling, general and administrative expense ratio was primarily attributable to a decline in revenues, partially offset by cost-saving initiatives and lower marketing and advertising expenditures per unit.  Selling, general and administrative expense dollars for the nine months ended September 30, 2009, decreased $73.3 million from the same period in the prior year.  The homebuilding segments recorded $7.5 million of interest expense during the nine-month period ended September 30, 2009, while all interest incurred during the nine-month period ended September 30, 2008, was capitalized.

Corporate expense was $22.0 million for the first nine months of 2009, compared to $31.5 million for the same period in 2008.  This decrease was primarily due to a $2.0 million gain in the market value of retirement plan investments for the first nine months of 2009, compared to a $4.0 million loss for the same period in 2008, and to a lower executive compensation expense.

For the nine months ended September 30, 2009, the financial services segment reported pretax losses of $1.1 million, compared to pretax earnings of $18.1 million for the same period in 2008.  This decrease was primarily attributable to higher loan indemnification expense, a 36.5 percent decline in the number of mortgages originated due to homebuilding market trends, and a $1.2 million sale of insurance renewal rights in 2008, partially offset by lower general and administrative expenses.

OVERALL EFFECTIVE TAX RATE

The Company’s effective tax rate was 0.8 percent for the quarter ended September 30, 2009, compared to an effective tax benefit rate of 18.5 percent for the same period in 2008.  The change in tax rate was primarily attributable to a noncash tax charge of $20.7 million in 2009 related to the Company’s deferred tax valuation allowance.  The effective tax rate is not expected to change significantly during the remainder of the year.

-more-

RYLAND THIRD-QUARTER RESULTS

Headquartered in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company.  Since its founding in 1967, Ryland has built more than 285,000 homes and financed more than 240,000 mortgages.  The Company currently operates in 15 states and 19 homebuilding divisions across the country and is listed on the New York Stock Exchange under the symbol “RYL.”  For more information, please visit www.ryland.com.

Note:  Certain statements in this press release may be regarded as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may qualify for the safe harbor provided for in Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company’s expectations and beliefs concerning future events, and no assurance can be given that the future results described in this press release will be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “foresee,” “goal,” “intend,” “likely,” “may,” “plan,” “project,” “should,” “target,” “will” or other similar words or phrases. All forward-looking statements contained herein are based upon information available to the Company on the date of this press release. Except as may be required under applicable law, the Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. The factors and assumptions upon which any forward-looking statements herein are based are subject to risks and uncertainties which include, among others:

•                  economic changes nationally or in the Company’s local markets, including volatility and increases in interest rates, the impact of government stimulus plans, inflation, changes in consumer demand and confidence levels and the state of the market for homes in general;

•                  instability and uncertainty in the mortgage lending market, including revisions to underwriting standards for borrowers;

•                  the availability and cost of land and the future value of land held or under development;

•                  increased land development costs on projects under development;

•                  shortages of skilled labor or raw materials used in the production of houses;

•                  increased prices for labor, land and raw materials used in the production of houses;

•                  increased competition;

•                  failure to anticipate or react to changing consumer preferences in home design;

•                  increased costs and delays in land development or home construction resulting from adverse weather conditions;

•                  potential delays or increased costs in obtaining necessary permits as a result of changes to laws, regulations, or governmental policies (including those that affect zoning, density, building standards and the environment);

•                  delays in obtaining approvals from applicable regulatory agencies and others in connection with the Company’s communities and land activities;

•                  changes in the Company’s effective tax rate and assumptions and valuations related to its tax accounts;

•                  the risk factors set forth in the Company’s most recent Annual Report on Form 10-K; and

•                  other factors over which the Company has little or no control.

###

Five financial-statement pages to follow.

THE RYLAND GROUP, INC. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(in thousands, except share data)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

REVENUES
Homebuilding	$315,760	$526,236	$836,364	$1,398,119
Financial services	12,075	17,608	28,869	49,772
TOTAL REVENUES	327,835	543,844	865,233	1,447,891

EXPENSES
Cost of sales	321,104	537,555	902,765	1,468,698
(Earnings) loss from unconsolidated joint ventures	(167)	(82)	(230)	42,625
Selling, general and administrative	38,698	61,120	116,663	189,967
Financial services	12,693	11,631	29,954	31,722
Corporate	4,457	14,299	22,042	31,495
Interest	4,643	-	7,452	-
TOTAL EXPENSES	381,428	624,523	1,078,646	1,764,507

OTHER INCOME
Gain from marketable securities, net	1,502	-	1,738	-
Income related to early retirement of debt, net	-	-	10,573	-
TOTAL OTHER INCOME	1,502	-	12,311	-
Loss before taxes	(52,091)	(80,679)	(201,102)	(316,616)
Tax expense (benefit)	391	(14,961)	391	20,057
NET LOSS	$(52,482)	$(65,718)	$(201,493)	$(336,673)

NET LOSS PER COMMON SHARE
Basic	$(1.20)	$(1.54)	$(4.65)	$(7.94)
Diluted	(1.20)	(1.54)	(4.65)	(7.94)

AVERAGE COMMON SHARES
OUTSTANDING
Basic	43,808,159	42,606,667	43,341,643	42,420,301
Diluted	43,808,159	42,606,667	43,341,643	42,420,301

THE RYLAND GROUP, INC. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	September 30,	December 31,
	2009	2008
	(Unaudited)

ASSETS
Cash, cash equivalents and marketable securities
Cash and cash equivalents	$235,204	$389,686
Restricted cash	99,878	30,000
Marketable securities, available-for-sale	409,256	3,573
Total cash, cash equivalents and marketable securities	744,338	423,259
Housing inventories
Homes under construction	456,523	464,810
Land under development and improved lots	327,590	547,318
Inventory held-for-sale	68,728	68,971
Consolidated inventory not owned	4,369	15,218
Total housing inventories	857,210	1,096,317
Property, plant and equipment	27,833	41,558
Current taxes receivable, net	-	160,681
Other	107,123	140,019
TOTAL ASSETS	1,736,504	1,861,834

LIABILITIES
Accounts payable	107,572	73,464
Accrued and other liabilities	224,995	259,947
Debt	856,510	789,245
TOTAL LIABILITIES	1,189,077	1,122,656

EQUITY
STOCKHOLDERS’ EQUITY
Preferred stock, $1.00 par value:
Authorized–10,000 shares Series A Junior
Participating Preferred, none outstanding	-	-
Common stock, $1.00 par value:
Authorized–199,990,000 shares
Issued–43,813,835 shares at September 30, 2009
(42,754,467 shares at December 31, 2008)	43,814	42,754
Retained earnings	495,861	679,317
Accumulated other comprehensive income	3,719	3,291
TOTAL STOCKHOLDERS’ EQUITY
FOR THE RYLAND GROUP, INC.	543,394	725,362
NONCONTROLLING INTEREST	4,033	13,816
TOTAL EQUITY	547,427	739,178
TOTAL LIABILITIES AND EQUITY	$1,736,504	$1,861,834

THE RYLAND GROUP, INC. and Subsidiaries

SEGMENT INFORMATION (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
LOSS BEFORE TAXES (in thousands)
Homebuilding
North	$(9,924)	$(35,734)	$(59,648)	$(121,970)
Southeast	(33,004)	(4,321)	(87,258)	(64,308)
Texas	(1,770)	(14,917)	(5,021)	(18,747)
West	(3,820)	(17,385)	(38,359)	(98,146)
Financial services	(618)	5,977	(1,085)	18,050
Corporate and unallocated	(2,955)	(14,299)	(9,731)	(31,495)
Total	$(52,091)	$(80,679)	$(201,102)	$(316,616)
NEW ORDERS
Units
North	341	446	1,316	1,575
Southeast	376	321	1,164	1,507
Texas	334	312	1,217	1,533
West	219	205	636	873
Total	1,270	1,284	4,333	5,488
Dollars (in millions)
North	$92	$120	$344	$427
Southeast	83	83	259	371
Texas	77	72	277	334
West	48	50	141	222
Total	$300	$325	$1,021	$1,354
CLOSINGS
Units
North	432	603	1,131	1,589
Southeast	361	610	898	1,656
Texas	349	484	988	1,317
West	181	320	446	826
Total	1,323	2,017	3,463	5,388
Average closing price (in thousands)
North	$263	$284	$263	$285
Southeast	227	254	238	253
Texas	227	219	224	217
West	226	248	229	258
Total	$238	$254	$241	$255
OUTSTANDING CONTRACTS			September 30,
Units			2009	2008
North			759	952
Southeast			665	797
Texas			698	892
West			307	328
Total			2,429	2,969
Dollars (in millions)
North			$207	$272
Southeast			152	209
Texas			167	203
West			67	85
Total			$593	$769
Average price (in thousands)
North			$273	$285
Southeast			228	262
Texas			239	228
West			218	259
Total			$244	$259

THE RYLAND GROUP, INC. and Subsidiaries

FINANCIAL SERVICES SUPPLEMENTAL INFORMATION (Unaudited)

(in thousands, except origination data)

	Three months ended September 30,		Nine months ended September 30,
RESULTS OF OPERATIONS	2009	2008	2009	2008
REVENUES
Net gains on sales of mortgages	$6,502	$8,705	$14,770	$23,279
Origination fees	3,107	4,646	7,755	12,600
Title/escrow/insurance	2,309	3,847	5,966	12,854
Interest and other	157	410	378	1,039
TOTAL REVENUES	12,075	17,608	28,869	49,772
EXPENSES	12,693	11,631	29,954	31,722
PRETAX EARNINGS (LOSS)	$(618)	$5,977	$(1,085)	$18,050

OPERATIONAL DATA

Retail operations:
Originations (units)	1,066	1,562	2,640	4,159
Ryland Homes closings as a
percentage of total closings	100.0%	99.6%	100.0%	99.4%
Ryland Homes origination capture rate	85.8%	82.8%	82.2%	82.7%

Investment operations:
Mortgage-backed securities and
notes receivable average balance	$274	$369	$290	$374

THE RYLAND GROUP, INC. and Subsidiaries

NON-GAAP FINANCIAL DISCLOSURE RECONCILIATION (Unaudited)

(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
GROSS MARGINS
HOUSING REVENUES	$315,215	$512,305	$835,406	$1,372,719

HOUSING COST OF SALES
Cost of sales	281,223	451,642	765,584	1,207,028
Valuation adjustments and write-offs	34,748	56,618	130,538	225,433
TOTAL HOUSING COST OF SALES	315,971	508,260	896,122	1,432,461

GROSS MARGINS	$(756)	$4,045	$(60,716)	$(59,742)
GROSS MARGIN PERCENTAGE	(0.2)%	0.8%	(7.3)%	(4.4)%

GROSS MARGINS, excluding impairments	$33,992	$60,663	$69,822	$165,691
GROSS MARGIN PERCENTAGE, excluding impairments	10.8%	11.8%	8.4%	12.1%

Gross margins on home sales excluding inventory valuation adjustments is a non-GAAP financial measure, and is defined by the Company as revenue from home sales less costs of homes sold excluding the Company’s inventory valuation adjustments recorded during the period. Management finds this to be a useful measure in evaluating the Company’s performance because it discloses the profit the Company generates on homes it actually delivered during the period, as the inventory valuation adjustments relate, in part, to inventory that was not delivered during the period. It assists the Company’s management in making strategic decisions regarding its construction pace, product mix and product pricing based upon the profitability it generated on homes the Company currently delivers or sells. The Company believes investors will also find gross margins on home sales excluding inventory valuation adjustments to be important and useful because it discloses a profitability measure that can be compared to a prior period without regard to the variability of inventory valuation adjustments. In addition, to the extent that the Company’s competitors provide similar information, disclosure of its gross margins on home sales excluding inventory valuation adjustments helps readers of the Company’s financial statements compare profits to its competitors with regard to the homes they deliver in the same period. In addition, because gross margins on home sales is a financial measure that is not calculated in accordance with GAAP, it may not be completely comparable to similarly titled measures of the Company’s competitors due to potential differences in methods of calculation and charges being excluded.